Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated June 4, 2009 (the “Agreement Date”), is entered into by and among Wind River Systems, Inc., a Delaware corporation (the “Company”), Intel Corporation, a Delaware corporation (“Parent”), and Kenneth R. Klein (“Executive”) (collectively, the “parties”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated June 4, 2009 among Parent, APC II Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Transaction”);

WHEREAS, the parties wish to provide for Executive’s employment with Company following the Transaction;

WHEREAS, as a condition and material inducement for Parent to enter into the Merger Agreement and consummate the Transaction, Executive is entering into this Agreement concurrently with the execution of the Merger Agreement;

WHEREAS, subject to Executive’s prior completion of a background check to Parent’s satisfaction, this Agreement shall become effective upon the Acceptance Date, as defined in the Merger Agreement (the “Effective Date”); and

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, originally dated November 5, 2003, as amended through January 30, 2009 (the “Prior Employment Agreement”), which, effective as of the Effective Date, shall be terminated and replaced in its entirety by this Agreement. This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship, including, without limitation, the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	POSITION AND RESPONSIBILITIES

A. Position. As of the Effective Date, Executive shall be employed by the Company for the Period of Employment (as defined in Section I.D) to render services to the Company in the position of President of the Company (a subsidiary of Parent), reporting to the Software Group of Parent. During the Period of Employment, Executive shall perform such duties and responsibilities of the subsidiary operations as are normally related to such position in accordance with the standards of the industry and any additional duties commensurate with such position now or hereafter assigned to Executive by the Company or Parent. Executive shall abide by the verbal or written directions of Executive’s direct supervisor at Parent and the written rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion that have been made available to Executive.

B. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; provided, however, that Executive may also serve in any capacity with any civic, educational or charitable organization. Executive’s service on the boards of directors (or similar body) of other business entities is subject to Parent policy and, accordingly, is subject to the approval of Parent; provided, however, that Executive shall be permitted to remain a member of the board of directors (and committees thereof) of Amberpoint and Big Fix (where Executive is lead director), subject to the successful conclusion of Parent’s conflict of interest review. The Company shall have the right to require Executive to resign from any board or similar body which he may then serve if the Company or Parent reasonably determines in writing that Executive’s service on such board or body interferes with the effective discharge of Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

C. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

D. Period of Employment. Provided this Agreement becomes effective, the “Period of Employment” shall be a period of two (2) years commencing on the Effective Date and ending at the close of business on the second (2nd) anniversary of the Effective Date. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

II.	COMPENSATION AND BENEFITS

A. Base Salary. In consideration of the services to be rendered under this Agreement, during the Period of Employment, the Company shall pay Executive a salary at the rate of five hundred thousand Dollars ($500,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. During the Period of Employment, Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company or Parent for increasing salaries for similarly situated employees and may be increased, but not decreased, in the sole discretion of Parent.

B. Bonus. During the Period of Employment, Executive shall be eligible to receive an annual incentive bonus (the “Bonus”). The annual target amount of the Bonus shall be $500,000, subject to a minimum amount of $185,000, which latter amount shall be paid quarterly in four (4) equal installments. The amount of the Bonus paid shall be determined by Executive’s supervisors in their sole discretion, based on performance objectives established for the Company in consultation with Executive for the relevant period. Any amount of the Bonus that is not paid quarterly as provided above will be paid no later than two and one-half (2-/12) months following the first and second anniversary of the Effective Date, respectively.

C. Benefits. During the Period of Employment, Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in Parent’s sole discretion.

D. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

E. Prior Plans. Prior to the Effective Date, Executive was a participant in the Company’s Executive Officers’ Change of Control Incentive and Severance Benefit Plan (the “CIC Plan”), and was eligible for participation in the Company’s Vice Presidents’ Severance Benefit Plan (the “Severance Plan”). Effective as of immediately prior to the Effective Date, Executive shall no longer be eligible to participate in the CIC Plan or the Severance Plan.

F. Equity Awards.

1. If Executive holds any outstanding Equity Awards at the Effective Date, the vesting schedule for such outstanding Equity Awards, other than the Performance Shares (as defined in Section II.G.), to the extent not already vested, shall be accelerated by a period of two (2) years, and shall thereafter continue vesting at the same rate as immediately prior to the Effective Date, subject to Executive’s continuous service with the Company.

2. As used herein, “Equity Awards” shall mean all incentive or non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, or other equity or equity award granted to Executive pursuant to an equity incentive plan of the Company and which were outstanding on the Effective Date.

G. Performance Shares. Pursuant to the Notice and Grant of Performance Shares, dated March 20, 2009 (the “Performance Share Award Agreement”), Executive was previously awarded 200,000 Company Performance Shares (the “Performance Shares”). Executive hereby agrees that, effective as of the Effective Date, the vesting conditions applicable to the Performance Shares shall be as set forth in Appendix A, which shall supersede the vesting terms of the Performance Share Award Agreement in their entirety.

III.	AT-WILL EMPLOYMENT; TERMINATION OF EMPLOYMENT

A. At-Will Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B. Termination by the Company or by Death. Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section III.F), (ii) without Cause, or (iii) in the event that the Company determines in good faith that Executive has a Disability (as defined in Section III.F). Executive’s employment, and the Period of Employment, shall terminate automatically upon Executive’s death.

C. Termination by Executive. Executive’s employment by the Company, and the Period of Employment, may be terminated by Executive with no less than thirty (30) days advance notice to the Company.

D. Benefits upon Termination. If Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by Executive, or upon or following the expiration of the Period of Employment (in any case, the date that Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

1. The Company shall pay Executive (or, in the event of his death, Executive’s estate) any Accrued Obligations (as defined in Section III.F);

2. If, during the Period of Employment, Executive’s employment with the Company terminates as a result of an Involuntary Termination or is terminated voluntarily by Executive for Good Reason (both as defined herein), Executive shall be entitled to the following benefits:

a. The Company shall pay Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to the sum of (i) an amount equal to the base salary actually paid to Executive for the eighteen month period prior to the Severance Date (which amount shall not be less than $750,000), (ii) the difference between (x) one hundred fifty percent (150%) of the target Bonus for the fiscal year in which the termination occurs and (y) any amount of the Bonus already received by Executive during the fiscal year in which the termination occurs on account of such fiscal year (e.g., quarterly bonus amounts already paid), and (iii) an amount equal to the actual Bonus paid for the fiscal year prior to the fiscal year in which the termination occurs, pro-rated according to the number of months Executive is employed by the Company during the year in which the termination occurs, including in the numerator the month in which the termination occurs.

b. Any Equity Awards outstanding on the Severance Date shall become fully vested and exercisable as of the Severance Date.

c. The Company shall continue to make available to Executive, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, group health insurance coverage. If Executive timely elects continuation of such coverage, the Company will reimburse Executive for the total applicable premium cost paid for medical, dental and vision coverage under COBRA for a period of eighteen (18) months following the Severance Date. Such reimbursement shall be made within thirty (30) days of the premium payment.

d. If such termination of employment occurs prior to the First Retention Date (as defined in Section III.G.1), Executive shall be entitled to receive the First Retention Bonus (as defined in Section III.G.1), determined based on the actual achievement of the applicable performance goals through the First Retention Date, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of full months of Executive’s employment with the Company prior to the First Retention Date, and the denominator of which is twelve (12).

e. If such termination of employment occurs after the First Retention Date, but prior to the Second Retention Date (as defined in Section III.G.2), Executive shall be entitled to receive the Second Retention Bonus (as defined in Section III.G.2), determined based on the actual achievement of the applicable performance goals through the Second Retention Date, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of full months of Executive’s employment with the Company after the First Retention Date, and the denominator of which is twelve (12).

Notwithstanding the foregoing provisions of this Section III.D, if Executive breaches any obligations pursuant to Section V at any time, and any such breach that is susceptible to cure remains uncured by Executive five (5) days after receiving written notice from the Company of such breach and specifying the purported grounds for such breach, from and after the date of the lapse of such cure period, or from the date of the breach with respect to an incurable breach, Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid severance benefits otherwise payable pursuant to this Section III.D (other than the Accrued Obligations).

E. Release; Payment of Severance; Exclusive Remedy.

1. This Section III.E shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section III.D (other than an obligation to pay the Accrued Obligations), Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement (the “Release”) (a form of which is attached hereto as Exhibit B), and the Release shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law.

2. Subject to the prior effectiveness of the Release and the nonexistence of any cure period under Section III.D following a breach of Section V, payment of the severance benefits provided in Section III.D.2(a) shall be made in a lump sum upon a regularly scheduled Company payroll date, as soon as practicable following and in no event later than sixty (60) days following the Severance Date, subject to any delay required to avoid additional tax under Section 409A.

3. Subject to the prior effectiveness of the Release and the nonexistence of any cure period under Section III.D following a breach of Section V, payment of the severance benefits provided in Sections III.D.2(d) and (e) shall be made in a lump sum upon a regularly scheduled Company payroll date, as soon as practicable following the determination of the degree to which the applicable performance targets were achieved, but in any event shall be made no later than two and one-half (2.5) months following the end of the calendar year in which falls the First Retention Date or the Second Retention Date, as applicable, subject to any delay required to avoid additional tax under Section 409A.

4. Executive agrees that the payments and benefits contemplated by Section III.D (including the Accrued Obligations) shall constitute the exclusive and sole remedy for any termination of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

F. Certain Defined Terms.

1. As used herein, “Accrued Obligations” means:

a. any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

b. any reimbursement due to Executive pursuant to Section II.D for expenses incurred by Executive on or before the Severance Date.

2. As used herein, “Cause” shall mean, as reasonably determined by the Company or Parent, (i) Executive’s willful, repeated or grossly negligent failure to perform his duties hereunder or to comply with any reasonable or proper direction given by or on behalf of Executive’s direct supervisor(s), including the board of directors or chief executive officer of Parent, or Executive’s gross negligence in the performance of his duties hereunder, which failure remains uncured for greater than thirty (30) days after Executive’s receipt of formal written notice of such failure; (ii) Executive’s conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude, or any act of fraud, theft or dishonesty against the Company or Parent; or (iii) Executive’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement, which violation remains uncured for greater than thirty (30) days after Executive’s receipt of formal written notice of such violation.

3. As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Company, renders Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) consecutive days or more than one hundred eighty (180) days in any twelve- (12-) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

4. As used herein, “Involuntary Termination” shall mean a termination of Executive by the Company without Cause. For purposes of clarity, the term Involuntary Termination does not include a termination of Executive’s employment due to Executive’s death or Disability.

5. As used herein, “Good Reason” shall mean the occurrence of any of the following events or circumstances without Executive’s consent: (i) Executive being required to report to another Company employee; (ii) a material breach by the Company or Parent of the terms of this Agreement; or (iii) the relocation of Executive’s worksite to a place outside of a 35-mile radius from his prior worksite. In order to establish a “Good Reason” for terminating employment, Executive must provide written notice to the Company and Parent of the existence of the condition giving rise to the Good Reason, which notice must be provided within thirty (30) days of the initial existence of such condition, the Company or Parent must fail to cure the condition within thirty (30) days thereafter, and Executive’s termination of employment must occur no later than ninety (90) days following the initial existence of the condition giving rise to Good Reason.

G. Retention Payments.

1. In the event the Executive’s employment with the Company has not terminated on or prior to the first (1st) anniversary of the Effective Date (the “First Retention Date”), Executive shall be eligible to receive a retention bonus (the “First Retention Bonus”). The target amount of the First Retention Bonus shall be $1,000,000. The actual amount of the First Retention Bonus paid shall be determined by Executive’s supervisors in their sole discretion based on the achievement of predetermined EBIT goals established for the Company in consultation with Executive for the relevant period, and shall be subject to a maximum amount of $2,000,000.

2. In the event the Executive’s employment with the Company has not terminated on or prior to the second (2nd) anniversary of the Effective Date (the “Second Retention Date”), Executive shall be eligible to receive a retention bonus (the “Second Retention Bonus”). The target amount of the Second Retention Bonus shall be $1,500,000. The actual amount of the Second Retention Bonus paid shall be determined by Executive’s supervisors in their sole discretion based on the achievement of predetermined EBIT goals established for the Company in consultation with Executive for the relevant period, and shall be subject to a maximum amount of $3,000,000.

3. Payment of the retention bonuses provided in this Section III.G shall be made in a lump sum, subject to tax withholding and other authorized deductions, upon a regularly scheduled Company payroll date, as soon as practicable following the determination of the degree to which the applicable performance targets were achieved, but in any event shall be made no later than two and one-half (2.5) months following the end of the calendar year in which falls the First Retention Date or the Second Retention Date, as applicable.

IV.	TERMINATION OBLIGATIONS

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

V.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A. Employee Confidentiality, Intellectual Property and Computer Privacy Agreement. Executive agrees to sign and be bound by the terms of the Parent’s Employee Confidentiality, Intellectual Property and Computer Privacy Agreement that is attached as Exhibit A (“CIPCP Agreement”).

B. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the CIPCP Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company or Parent to terminate his or her employment; provided, however, that this provision shall not apply to Executive’s assistant Jana Wilson-Wade, or (ii) divert or attempt to divert from the Company or Parent any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during his employment with the Company, by using the Company’s or Parent’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition. Nothing in this Section V.B shall alter or diminish Executive’s obligations pursuant to the CIPCP Agreement, the Non-Competition Agreement by and among the Company, Parent, and Executive, dated June 4, 2009, or any other restrictive covenants between or among Executive and the Company and/or Parent.

VI.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

VII.	ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

VIII.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Wind River Systems, Inc.

c/o Intel Corporation

2200 Mission College Boulevard

Santa Clara, CA 95054

Telecopier: (408) 765-1859

Attention: General Counsel

Executive’s Notice Address:

The last personal address provided to the Company.

IX.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

X.  TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the cash severance benefits payable to Executive under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.

Without any negative inference to other compensation paid or payable to Executive, the Company and Parent agree that Executive’s Base Salary, Bonus, the First Retention Bonus and Second Retention Bonus that may be paid to Executive hereunder, ongoing active employee benefits and any equity grants to Executive made by the Parent or the Company to Executive on or after the Effective Time, except to the extent such payments or benefits are made pursuant to Section III.D other than on a pro-rated basis, constitute reasonable compensation for services rendered following the Effective Time under Internal Revenue Code Sections 280G and 4999 and the Treasury Regulations thereunder and to report and withhold accordingly.

XI.	PARACHUTE PAYMENTS

In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section XI, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section XI will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section XI, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section XI. Any reduction in payments and/or benefits required by this Section XI shall occur in the following order: (1) reduction of cash payments; and (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards.

The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive.

XII.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XIII.	INTERPRETATION

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XIV.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibit A, shall survive the termination of employment and the termination of this Agreement.

XV.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVI.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XVII.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Merger Agreement and CIPCP Agreement attached as Exhibit A). This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement, and, with respect to participation by Executive, the CIC Plan and the Severance Plan). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XVIII.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

WIND RIVER SYSTEMS, INC. /s/ Ian Halifax Signature Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary Title 06/04/2009 Date	KENNETH R. KLEIN /s/ Kenneth R. Klein Signature 06/04/2009 Date

INTEL CORPORATION /s/ Arvind Sodhani Signature Arvind Sodhani Executive Vice President, Intel Corporation and President, Intel Capital Corporation 06/04/2009 Date

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

APPENDIX A

PERFORMANCE SHARE VESTING

50% of the Performance Shares shall vest on March 20, 2010, subject to Executive’s continuous employment with the Company through such date.

50% of the Performance Shares shall vest on March 20, 2011, subject to Executive’s continuous employment with the Company through such date.

EXHIBIT A

EMPLOYEE CONFIDENTIALITY, INTELLECTUAL PROPERTY AND COMPUTER PRIVACY AGREEMENT

In exchange for being employed by Intel Corporation (“Intel”) or any of its subsidiaries, affiliates or successors (collectively, the “Intel Group”), I agree that:

1. General Conduct. While working for any company in the Intel Group, I will perform my assigned duties and comply with all Intel Group policies, procedures, guidelines, rules, and instructions, including Intel’s Corporate Code of Conduct. The company within the Intel Group that is my employer is referred to in this Agreement as “Employer.”

2. Prior Third Party Information. I represent that I do not possess, have not brought, and will not bring to the Intel Group, nor use in the course of the performance of my duties at the Intel Group, any proprietary or confidential information of any former employer or third party without their written authorization.

3. Confidential Information. At all times, both during and after my employment with any company in the Intel Group, I will not use (except for the benefit and at the direction of the Intel Group) and will hold in confidence and not disclose (without written authorization from a company in the Intel Group, except to the extent I am authorized to do so in the course of my duties) any proprietary information or trade secret (technical, marketing, planning, financial, personnel or otherwise) of the Intel Group or any third party to which I gain access pursuant to my employment, until such information becomes generally and rightfully known outside the Intel Group without non-disclosure restriction, or for the maximum period of time for maintaining trade secrets as permitted by law in the jurisdiction in which I am employed if such period is shorter. I agree not to make unauthorized copies of such confidential information and to return to the Intel Group immediately upon my termination or upon request by my Employer or any other company in the Intel Group all tangible forms of such confidential information, including but not limited to drawings, computerized data or programs, specifications, documents, devices, models, employee lists, customer lists or phone books, or any other Intel Group confidential information. I will, at all times, treat third parties’ confidential information, to which I have access during my employment by any company in the Intel Group, as if it were Intel confidential information unless I have been advised of the need to treat that third parties’ confidential information differently, in which event I agree to treat such third parties’ confidential information in the manner to which I have been advised. I agree that any breach, violation or evasion of this provision will result in immediate and irreparable injuries and harm to the Intel Group, and I agree that any company in the Intel Group seeking to enforce this Agreement shall have recourse to the remedies of injunction and specific performance, or either of such remedies, as well as all other legal or equitable remedies to which such company may be entitled.

4. Ownership of Proprietary Developments. I acknowledge and agree to disclose to the Intel Group, promptly and in confidence, all patents, trade secrets, copyrights, mask works, trademarks, inventions, discoveries, designs, formulae, processes, methods, manufacturing techniques, improvements, ideas, copyrightable works, and other intellectual property which I create, invent or discover alone or with others during my employment with any company in the Intel Group (“Proprietary Developments”). I agree that all Proprietary Developments (i) that were created at least in part not during my own time or (ii) that were created using Employer or other Employer or other Intel Group equipment, supplies, facilities or trade secrets or (iii) that relate at the time of conception or reduction to practice of the invention or creation or discovery to Employer’s or other Intel Group companies’ business, or to actual or demonstrably anticipated research or development of Employer or other Intel Group companies or (iv) that result from any work performed by me for Employer or other Intel Group companies are, from the moment of their creation, invention or discovery, the sole property of Employer or Employer’s designee (“Intel Proprietary Developments”). I acknowledge and agree that Employer or such other entity within the Intel Group that Employer designates has and shall for all time have sole legal and equitable title to all Intel Proprietary Developments. Without additional compensation, I (a) agree promptly to disclose and (b) to the full extent allowed by law but only to the extent not already owned by Employer pursuant to this Agreement and applicable law, hereby assign to Employer (or such other company in the Intel Group as may be designated by Employer), all rights in the Intel Proprietary Developments. I further agree that, both during and after my employment with any company in the Intel Group, I will provide all assistance reasonably requested by Employer at Employer’s (or its designee’s) reasonable expense, to secure and enforce its rights throughout the world with respect to the Intel Proprietary Developments. I agree to execute any and all documents (including assignment agreements) reasonably requested by Employer or its designee to memorialize the ownership of the

Intel Proprietary Developments by Employer or its designee (“Ownership Documents”). To the extent that I fail or refuse to execute Ownership Documents, or cannot be located by Employer through the exercise of reasonable diligence, I hereby irrevocably appoint Employer or its designee as my attorney in fact to execute Ownership Documents in my name. I hereby waive any pre-emptive or other rights that I may have in all Intel Proprietary Developments and, to the extent that such waiver is ineffective under applicable law until such an Intel Proprietary Development is created, invented or discovered, I hereby agree to waive such pre-emptive or other rights immediately upon the creation, invention or discovery of such Intel Proprietary Development.

Notwithstanding anything else in this agreement, I have been notified and further understand that Intel Proprietary Developments do not include inventions which I developed entirely on my own time without using Intel Group equipment, supplies, facilities, or trade secret information, except for inventions which either: (i) relate at the time of conception or reduction to practice of the invention to the Intel Group’s business, or actual or demonstrably anticipated research or development of the Intel Group or (ii) result from any work performed by me for the Intel Group.

5. Licensed Employee Intellectual Property. The purpose of this section 5 is to enable the Intel Group to determine their rights and risks as to any intellectual property rights, whether vested or pending, which I own or control in whole or in part, prior to joining any company in the Intel Group (“Preexisting Employee Intellectual Property”). Unless identified on Appendix A with sufficient particularity to allow the Intel Group to identify the subject matter of the Preexisting Employee Intellectual Property, I hereby grant Employer (or its designee within the Intel Group) a non-exclusive, non-transferable (except within the Intel Group), perpetual, irrevocable, royalty-free, world-wide license, with the right to sublicense, to make, have made, use, sell, offer to sell, import, reproduce, have reproduced, prepare derivative works of, distribute, and otherwise dispose of any product or document, under all patents, trade secrets, copyrights, mask works, trademarks, inventions, discoveries, designs, formulae, processes, methods, manufacturing techniques, improvements, ideas, copyrightable works, and other Preexisting Employee Intellectual Property. To be clear, the license to Preexisting Employee Intellectual Property excludes Proprietary Developments as defined in section 4, or Preexisting Employee Intellectual Property identified as required above in Appendix A at the time of my execution of this Agreement and submitted directly by me to Intel Legal such that it is actually received by Intel Legal within five working days of my hiring. If I fail to make any required disclosure or breach any term of sections 4 and 5, I agree that any applicable limitations periods shall be tolled and shall not run as to any claim, right, or cause of action Employer may have relating to such disclosure or breach that would have been discovered had the required disclosure been made, until such time as Employer obtains actual knowledge of the facts giving rise to its claim. Nothing contained in this section shall in any way limit or be exclusive of other remedies otherwise available in law or equity to the Intel Group.

6. Computer Communications are Not Private. I understand that although the companies within the Intel Group permit reasonable personal use of networked computer equipment, these resources and all information contained on them are the sole property of companies within the Intel Group. Computer use is not private or confidential, and someone other than the intended addressee may receive the message. I understand and consent to my Employer’s and/or the Intel Group’s interception and review of both incoming and outgoing email, internet and all computer information, including any password-protected employee communications.

7. Miscellaneous. I understand that if Intel is not my Employer, Intel is signing this Agreement as agent for the Intel Group company that is my Employer.

The terms and conditions stated herein are severable. If any paragraph, provision, or clause in this Agreement is found or held to be invalid, unenforceable or void in any jurisdiction in which this Agreement is being performed, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places or circumstances shall remain in full force and effect.

This Agreement: (a) survives my employment with any company or companies in the Intel Group; (b) inures to the benefit of successors and assigns of my Employer (including successors within the Intel Group); and (c) is binding upon my heirs, assigns, and legal representatives. To the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement, except as specifically identified herein.

This Agreement may not be modified or amended except in a writing signed by the parties. Only the Vice President of Human Resources, Intel Corporation, or his or her delegate, or the General Counsel of Intel Corporation, or his or her delegate, has the authority to modify this agreement on behalf of the Intel Group.

This Agreement is effective as of my first day of employment with any company in the Intel Group, remains in effect if I become employed by any other company in the Intel Group (which shall then become my Employer hereunder) and supersedes any prior Employee Agreement signed by me with any company in the Intel Group (excluding the Executive Employment Agreement and the Non-Competition Agreement entered into between me, Wind River Systems, Inc., and Intel dated June 4, 2009).

I have carefully read all of the provisions of this Agreement and I understand and will fully and faithfully comply with such provisions.

Intel Corporation	Employee

Signature
Name:
Title:	Signature	Date

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	Printed Name & WWID # (please print clearly)	Social Security Number

Appendix A to Employee Confidentiality, Intellectual Property and

Computer Privacy Agreement

Non-Licensed Intellectual Property (IP)

List only IP that you own or control. Do not list patents that your former employer owns, even if you are named as an inventor.

Employee Name (please print) _____________________________________                 Date ________

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Attach additional sheets as necessary. Number of additional sheets attached: ___________

EXHIBIT B

GENERAL RELEASE

Kenneth R. Klein (“Executive”) and Wind River Systems, Inc. (the “Company”) have agreed to enter into this General Release (“Release”) on the following terms:

Effective [Separation Date], Executive’s employment at the Company shall be terminated. Subject to the effectiveness of this Release and any delay required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A, Executive will begin receiving the severance benefits set forth in Section III.D.2 of the Executive Employment Agreement dated June 4, 2009 (“Agreement”), in accordance with the terms of that Agreement.

In exchange for the foregoing Severance, Executive completely releases the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees from, and agrees not to file, cause to be filed, or otherwise pursue, any and all claims Executive may now have or has ever had against any of them, including but not limited to claims for compensation, bonuses, severance pay, equity, and all claims arising from Executive’s employment or the termination of that employment (including, without limitation, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, or any other claims for violation of any federal, state, or municipal statutes), and any and all claims for attorneys’ fees and costs. This release does not extend to any severance obligations or Accrued Obligations due Executive under the Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company or Parent, state or federal law or policy of insurance.

Executive agrees that because this Release specifically covers known and unknown claims, Executive waives any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive acknowledges that Executive has 21 days to consider this Release (but may elect to sign it at any time beforehand), and may consult an attorney in doing so. Executive also acknowledges that he or she may revoke this Release within 7 days of signing it by sending a certified letter to that effect to [name and address]. Executive understands and agrees that this Release shall not become effective or enforceable and no payments or benefits will be provided until the 7-day revocation period has expired.

Executive acknowledges that the Agreement and this Release represent the entire agreement and understanding between the parties, supersede and replace any and all prior agreements and understandings between them, and shall not be modified in any way except in writing executed by both parties. Executive also agrees that if any term or portion contained herein shall be found to be unenforceable under applicable law, such finding shall not invalidate the whole Release, but the Release shall be construed as not containing the particular term or portion held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

Executive acknowledges that Executive has read this Release, fully understands all of its provisions and the consequences of signing it, and agrees to all of its conditions.

Kenneth R. Klein	[Name of Company Signatory] Wind River Systems, Inc.

Date: _________________	Date: __________________